UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-30173

                           NOTIFICATION OF LATE FILING

         (Check One):
         |X| Form 10-K |_| Form 11-K |_| Form 20-F |_| Form 10-Q |_| Form N-SAR

         For Period Ended:  December 31, 2002

         |_| Transition Report on Form 10-K |_| Transition Report on Form 20-F |_| Transition Report on Form 11-K |_| Transition Report on Form 10-Q |_| Transition Report on Form N-SAR

         For the Transition Period Ended: ____________________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ____________________

                                     PART I
                             REGISTRANT INFORMATION


                      HUAYANG INTERNATIONAL HOLDINGS, INC.
                      ------------------------------------
                           (Full name of registrant)


                              Power Capital Corp.
                              -------------------
                          (Former name if applicable)


                             386 Qing Nian Avenue
                             --------------------
           (Address of principal executive office (street and number))


                            Shenyang, China 110004
                            ----------------------
                          (City, state and zip code)

                                     PART II
                             RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

| | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                The Company changed its independent auditors on March 1, 2003 and the new auditors need more time to complete the audit of the Company's financial statements. Therefore the Company did not have sufficient time to file its report for the fiscal year ended December 31, 2002 on or before the due date.


                                     PART IV
                                OTHER INFORMATION


         (1) Name and telephone number of person to contact in regard to this notification

Mary Wang                                          011-8624-23180988
--------------------------------------------------------------------------------
(Name)                                            (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                          |X| Yes |_| No

         (3) Is it anticipated that any significant change in results of operations for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          |_| Yes |X| No


                      Huayang International Holdings, Inc.
                      ------------------------------------
                  (Name of Registrant as specified in charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30,  2003                     By: /s/ Gao Wanjun
                                             --------------------------------
                                             Name: Gao Wanjun
                                             Title: Chairman, President and CEO